Exhibit 99.1

Altus Power Closes Transaction with TPG

Stamford, Conn. - April 16, 2025 - Altus Power, Inc. (“Altus Power” or the “Company”) (NYSE: AMPS), a leading commercial-scale provider of clean, electric power, today announced the completion of its acquisition by TPG through its TPG Rise Climate Transition Infrastructure strategy in an all-cash transaction that valued the Company at approximately $2.2 billion, including outstanding debt. As a result of the transaction, Altus Power is now a privately-held company.

“The successful close of this transaction marks a pivotal moment for Altus Power, our stockholders, employees and partners. By partnering with TPG Rise Climate Transition Infrastructure, who shares our long-term vision for the future of clean energy, we believe we are unlocking significant value for our stockholders and accelerating our long-term growth strategy,” said Gregg Felton, CEO of Altus Power. “As demand for power continues to rise, businesses, utilities and communities are desperate for scalable, grid-enhancing solutions that generate incremental power in locations where it’s needed. We expect this partnership to strengthen our ability to deliver clean energy faster and at greater scale, positioning Altus to lead the next phase of clean energy expansion.”

Under the terms of the transaction, Altus Power stockholders will receive $5.00 in cash, without interest and minus any applicable withholding taxes, for each share of Altus Power Class A common stock owned immediately prior to the closing of the transaction. The transaction was initially announced on February 6, 2025, and received approval from the Company’s stockholders on April 9, 2025. As a result of completion of the transaction, the Company’s Class A common stock ceased trading prior to the opening of trading on April 16, 2025 and will be removed from listing on the New York Stock Exchange. With the delisting from the New York Stock Exchange, Altus Power also intends to terminate the registration of its Class A common stock and suspend its reporting obligations under the Securities Exchange Act of 1934.

Advisors

Moelis & Company LLC is acting as financial advisor to Altus Power and Latham & Watkins LLP is acting as legal counsel to Altus Power. PJT Partners is acting as financial advisor to TPG Rise Climate and Kirkland & Ellis LLP is acting as legal counsel to TPG Rise Climate.

About Altus Power

Altus Power, based in Stamford, Conn., is a leading commercial-scale provider of clean electric power serving commercial, industrial, public sector and Community Solar customers with end-to-end solutions. Altus Power originates, develops, owns and operates locally sited solar generation, energy storage and charging infrastructure across the nation. Visit www.altuspower.com to learn more.

About TPG Rise Climate

TPG Rise Climate is the dedicated climate investing platform of TPG, a leading global alternative asset management firm. With dedicated pools of capital across private equity, transition infrastructure, and the Global South, TPG Rise Climate pursues climate-related investments that benefit from the diverse skills of TPG’s investing professionals around the world, the strategic relationships and insights developed across TPG’s broad portfolio of climate companies, and a global network of executives, advisors, and corporate partners. As part of TPG’s $27 billion global impact investing platform, TPG Rise Climate invests broadly across the climate sector, with a focus on building and scaling leading climate solutions across the following thematic areas: clean electrons, clean molecules and materials, and negative emissions.

For more information, please visit www.therisefund.com/tpgriseclimate.

Media Contact:

Altus Power

Jenny Volanakis

mediarelations@altuspower.com